Exhibit 99.1

Company Contact:	Public Relations Contact:
Joseph Czyzyk	Larry Barrios/David Herbst
Mercury Air Group, Inc.	(213) 486-6560
(310) 827-2737

MERCURY AIR GROUP, INC. ANNOUNCES THE
RETIREMENT OF THE CHAIRMAN OF THE BOARD OF DIRECTORS

Los Angeles, California – July 26, 2004 –Mercury Air Group, Inc. (AMEX: MAX) announced today that as a result of the recently completed successful recapitalization of the Company in connection with the closing of the sale of Mercury Air Centers, Inc. for cash consideration received at closing of approximately $76,350,000, Philip J. Fagan, Jr., M.D. has retired as a Director and Chairman of the Company’s Board of Directors. Pursuant to the terms of Fagan’s contract with the Company, $1,680,000 in termination benefits were paid to Fagan. Commenting on the announcement, Joseph A. Czyzyk, Mercury Air Group, Inc.’s Chief Executive Officer said, “Phil played a key role in achieving our stated goal of debt retirement, including being instrumental in sourcing the buyer for Mercury Air Centers, Inc. With that disposition completed Phil has decided to pursue other interests. His contributions and leadership to the Company are deeply appreciated and we all wish him the very best in his future endeavors.” Czyzyk will assume the duties of Chairman on an interim basis.

About Mercury Air Group

Los Angeles-based Mercury Air Group (AMEX: MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates three business segments worldwide: MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Certain statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends these forward looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

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